Exhibit 99.1

KANA ANNOUNCES PRELIMINARY RESULTS FOR SECOND QUARTER

MENLO PARK, Calif. -June 26, 2003 - KANA® (NASDAQ: KANA), a leading provider of enterprise customer support and communications applications, today announced that based on preliminary information, its second quarter revenue is expected to be approximately $11 to $12 million, consisting of approximately $2.5 to $3.5 million of license revenue, approximately $7.7 million in maintenance, and approximately $800,000 in other services.

"We have experienced lengthening sales cycles in the current uncertain economic environment, where customers are increasingly cautious in making capital expenditures. As a result, several significant license transactions that KANA expected to close this quarter have not closed", said John Huyett, Chief Financial Officer.

KANA expects to incur a net loss per share of $.40 to $.45, compared to $.17 per share in the first quarter of 2003. The Company expects cash and short-term investments to amount to $24 to $26 million at June 30, down from $31.7 million at March 31, 2003.

KANA will announce its final second quarter financial results on July 22, 2003, at which time additional commentary will be provided.

About KANA

KANA (NASDAQ: KANA) provides industry-leading customer-centric eCRM applications to the largest businesses in the world, helping them to better service, market to, and understand their customers and partners, while improving results and decreasing costs in contact centers and marketing departments. KANA provides industry specific eCRM applications for Healthcare, Financial Services, High Technology, Communications, Retail and Government/Public Sector. KANA has locations in 22 countries worldwide, in addition to an extensive global network of channel partners. For more information, please visit www.KANA.com.

Cautionary Note Regarding Forward-looking Statements Under the Private Securities Litigation Reform Act of 1995:

Information in this release regarding KANA's guidance, expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. These statements include statements about KANA's expected revenue, cash flows, net income, relationships and market position. All forward-looking statements included in this release are based upon information available to KANA as of the date of this release, which may likely change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include, but are not limited to: competition in our marketplace, including introductions of new products or services, or reductions in prices, by competitors; risks associated with lack of market acceptance of KANA's products; inability to enhance and develop our products within budget and on schedule; inability to attract and retain qualified employees, to manage cash and expenditures or to expand sales; the effect of military action and terrorist activities; and slow economic conditions, particularly as they affect spending by our prospective customers on eCRM and similar enterprise software products. These and other factors are risks associated with our business that may affect our operating results and are discussed in KANA's filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.

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NOTE: KANA is a registered trademark, and KANA Software, KANA iCARE, KANA Contact Center, KANA IQ, KANA ResponseIQ, KANA Response, KANA Marketing, KANA iCARE Analytics and the KANA logo are trademarks of KANA Software, Inc. All other company and product names may be trademarks of their respective owners.